                                   EXHIBIT 99

FOR IMMEDIATE RELEASE

         For Additional Information Contact:
         David B. Barbour, President and Chief Executive Officer
         Lisah M. Frazier, Chief Financial Officer and Chief Operating Officer
         (606) 326-2800
         Fax (606) 326-2801
         www.classicbank.com

CLASSIC BANCSHARES, INC. REPORTS EARNINGS FOR ITS THIRD QUARTER 2002 FISCAL YEAR

         Ashland, Kentucky, -- January 30, 2002 -- Classic Bancshares, Inc. (NASDAQ - CLAS) reported net income of $623,000, or $.57 per diluted share for the third quarter ended December 31, 2001 compared to net income of $320,000, or $.30 per diluted share for the same period in 2000. Net income for the nine months ended December 31, 2001 was $1.6 million, or $1.45 per diluted share compared to $898,000, or $.83 per diluted share for the same period in 2000.

         Classic Bancshares experienced growth in assets of $26.5 million from March 31, 2001 to September 30, 2001. The growth for the period was primarily in the Company's loan portfolio, which grew approximately $16.9 million, fueled by strong demand in the Company's market areas. The Company's loan growth was principally in the commercial real estate, consumer and commercial business portfolios. The remainder of the asset growth was attributed to an increase in mortgage-backed and investment securities of approximately $7.0 million due to and an increase in cash and other interest bearing deposits of $2.6 million.

         Asset quality has remained strong as evidenced by total non-performing assets representing .4% of total assets at December 31, 2001 compared to .5% at March 31, 2001. The Company recorded a provision for loan losses of $268,000 for the nine-month period and had net charge-offs of $127,000 for the nine-month period resulting in an allowance for loan losses of $1.6 million at December 31, 2001. The allowance at December 31, 2001 was equal to 282% of total non-performing loans, 189% of non-performing assets and 1.0% of total loans receivable.

         President and Chief Executive Officer, David B. Barbour stated that, "Continued growth in our franchise, improvements in net interest margin, increases in non interest income and a focus on cost control have resulted in strong earnings increases. We remain focused on sustaining current earnings levels while strategically directing franchise growth through additional branch openings and/or acquisitions."

         Net interest income increased for both the quarter and the nine-month period. Net interest income increased $412,000 for the quarter compared to the same quarter in 2000 and $691,00 for the nine-month period compared to the same period in 2000. The increase in net interest income was primarily due to a decline in the cost of funds combined with sustained interest income levels created by significant loan growth.

         The Company's non-interest income improved for both the three and nine-month period. Non-interest income increased $120,00 for the quarter compared to the same quarter in 2000 and $288,000 for the nine-month period compared to the same period in 2000. Non-interest income increased primarily due to an increase in fees and service charges on deposit accounts and an increase in letter of credit fees for the period.

         Non-interest expense increased approximately $70,000 for the quarter ended December 31, 2001 as compared to the same quarter in 2000 and decreased approximately $26,000 for the nine months ended December 31, 2001 compared to the same period in 2000. According to Lisah M. Frazier, the Company's Chief Operating Officer, "Through stringent cost control, we have been able to translate our margin gains to the bottom line."


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         Classic Bancshares, Inc. also announced that the Company would pay a quarterly cash dividend of $.08 per share. The dividend will be payable on February 11, 2002 to shareholders of record on January 28, 2002.

         Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has one subsidiary, Classic Bank. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with six branch offices located in Boyd, Carter, Greenup and Johnson counties in Kentucky.

         When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.








                           SEE THE FOLLOWING PAGES FOR
                             SELECTED FINANCIAL DATA
                        INCLUDED AS PART OF THIS RELEASE

                             SELECTED FINANCIAL DATA

         The following table sets forth selected financial data of Classic Bancshares, Inc. as of December 31, 2001 and March 31, 2001 and for the three and nine months ended December 31, 2001 and 2000.


                                                                                       December 31,    March 31,
                                                                                          2001           2001
                                                                                          ----           ----
SELECTED FINANCIAL CONDITION DATA:

Total Assets                                                                             $214,329      $187,860
Cash and other interest bearing deposits with other financial
  institutions                                                                              8,185         5,606
Loan receivable, net                                                                      155,766       138,862
Investment securities:
   Available for sale                                                                      26,879        26,188
Mortgage-backed securities:
   Available for sale                                                                       9,767         3,445
Goodwill                                                                                    5,555         5,555
Deposits                                                                                  164,928       145,430
Federal funds purchased and securities sold under Agreement
  to repurchase                                                                             4,708         3,180
FHLB advances                                                                              21,670        16,636
Stockholders' Equity, subject to certain restrictions                                      21,377        20,460



                                                             Three Months Ended            Nine Months Ended
                                                                December 31,                  December 31,
                                                                ------------                  ------------
                                                             2001           2000           2001           2000
                                                             ----           ----           ----           ----
                                                                               (In Thousands)
SELECTED OPERATIONS DATA:
Total interest income                                      $ 3,423        $ 3,506        $10,310        $10,249
Total interest                                               1,421          1,916          4,837          5,467
                                                           -------        -------        -------        -------
   Net interest income                                       2,002          1,590          5,473          4,782
Provision for loan losses                                      127             80            268            203
                                                           -------        -------        -------        -------
   Net interest income after provision
     for losses on loans                                     1,875          1,510          5,205          4,579
                                                           -------        -------        -------        -------
Fees and service charges                                       312            523            900            690
Gain on sale of securities                                       6           --                7           --
Other noninterest income                                       101             46            190            119
                                                           -------        -------        -------        -------
   Total noninterest income                                    419            299          1,097            809
   Total noninterest expense                                 1,444          1,374          4,175          4,201
                                                           -------        -------        -------        -------
Income before income taxes                                     850            435          2,127          1,187
Income tax expense (benefit)                                   227            115            547            289
                                                           -------        -------        -------        -------
   Net income                                              $   623        $   320        $ 1,580        $   898
                                                           =======        =======        =======        =======

Basic earning per share                                    $  0.59        $  0.30        $  1.50        $  0.83
Fully diluted earnings per share                           $  0.57        $  0.30        $  1.45        $  0.83



                                                                At or for the                   At or for the
                                                              Three Months Ended              Nine Months Ended
                                                                 December 31,                   December 31,
                                                                 ------------                   ------------
                                                             2001            2000            2001            2000
                                                             ----            ----            ----            ----
OTHER DATA:

Return on average assets (ratio of annualized
net      income to total average assets)                       1.2%              .7%            1.1%              .6%

Return on average equity (ration of annualized
net      income to total average equity)                      11.6              6.5            10.0              6.2

Net interest margin* (FTE)                                     4.5              4.0             4.3              4.1

Non-performing assets to total assets                          0.4              0.7             0.4              0.7

Allowance for loan losses to non-performing loans            281.6            144.3           281.6            144.3

Allowance for loan losses to loans receivable,                 1.0              1.0             1.0              1.0
net

Adjusted non-interest expenses/Total revenues**               57.4             66.3            61.0             69.5

Book value per share                                         $19.08           $17.43          $19.08           $17.43

Tangible book value per share                                $14.12           $12.55          $14.12           $12.55

Total shares outstanding                                  1,120,336        1,151,956       1,120,336        1,151,956

Number of full service offices                                    7                6               7                6

Number of ATM locations                                          18               14              18               14


------------------
* Net interest income (FTE) annualized divided by average earning assets.
* Total revenues = Net interest income (FTE) + non-interest income.